Exhibit 4.4

EMERA US FINANCE, LLC

as Issuer

EMERA INCORPORATED

EMERA US HOLDINGS INC.

as Guarantors

EQUINITI TRUST COMPANY, LLC

as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of March 23, 2026

to

Indenture

Dated as of March 23, 2026

Creating one series of Securities designated as

6.850% Series B Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2056

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ARTICLE SEVEN GENERAL

Section 701.	Effectiveness	14
Section 702.	Ratification of Original Indenture	14
Section 703.	Governing Law	14
Section 704.	Severability	14
Section 705.	Acceptance of Trust	14
Section 706.	Benefits of Second Supplemental Indenture	14
Section 707.	Multiple Originals	14
Section 708.	Agent for Service	15

Schedule A - Form of 6.850% Series B Fixed-to-Fixed Reset Rate Junior Subordinated Note due 2056

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THIS SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”) dated as of March 23, 2026, by and among EMERA US FINANCE, LLC, a limited liability company duly organized and existing under the laws of the State of Delaware (the “Issuer”), EMERA INCORPORATED, a company duly organized and existing under the laws of the Province of Nova Scotia (the “Company”), EMERA US HOLDINGS INC., a corporation organized and existing under the laws of the State of Delaware (“EUSHI” and, together with the Company in their capacity as guarantors of the Securities, the “Guarantors” and each a “Guarantor”) and EQUINITI TRUST COMPANY, LLC, as Trustee (the “Trustee”).

RECITALS

WHEREAS, each of the Issuer and the Guarantors has heretofore executed and delivered to the Trustee an Indenture, dated as of March 23, 2026, (the “Original Indenture”), providing for the issuance from time to time of its debentures, notes or other evidences of indebtedness (the “Securities”) in one or more series as supplemented by a first supplemental indenture dated March 23, 2026 (the “First Supplemental Indenture”);

WHEREAS, the Original Indenture is incorporated herein by reference and the Original Indenture, as supplemented by the First Supplemental Indenture and this Second Supplemental Indenture, is herein called the “Indenture”;

WHEREAS, Sections 2.01, 3.01 and 9.01(x) of the Original Indenture provide that the Issuer and the Trustee may from time to time enter into one or more indentures supplemental thereto to establish the form or terms of Securities of a new series issued pursuant to the Indenture;

WHEREAS, the Issuer desires to issue one series of Securities under the Indenture to be designated as 6.850% Series B Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2056 (the “Notes”) ;

WHEREAS, in accordance with Sections 2.04 and Article Nine of the Original Indenture, each Guarantor shall fully and unconditionally guarantee the Notes (the “Guarantee”);

WHEREAS, Section 9.01(xiii) of the Original Indenture permits execution of supplemental indentures without the consent of any Holders to make any change that does not adversely affect the rights of any Holder;

WHEREAS, the Issuer has requested that the Trustee execute and deliver this Second Supplemental Indenture. The Issuer has delivered to the Trustee an Issuer’s Certificate and an Opinion of Counsel pursuant to Sections 1.02 and 9.03 of the Original Indenture to the effect, among other things, that all conditions precedent provided for in the Original Indenture to the Trustee’s execution and delivery of this Second Supplemental Indenture have been complied with. All acts and things necessary have been done and performed to make this Second Supplemental Indenture enforceable in accordance with its terms, and the execution and delivery of this Second Supplemental Indenture has been duly authorized in all respects;

WHEREAS, all things necessary on the part of the Issuer to make this Second Supplemental Indenture, when executed by the Issuer, the legal, valid and binding obligation of the Issuer in accordance with the terms hereof, have been done; and

WHEREAS, all things necessary on the part of the Issuer to make the Notes, when executed by the Issuer, and authenticated and delivered hereunder and duly issued by the Issuer, the legal, valid and binding obligations of the Issuer in accordance with the terms of the Notes and this Second Supplemental Indenture, have been done.

NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH: For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE ONE

INTERPRETATIONS AND AMENDMENTS

Section 101. Second Supplemental Indenture. As used herein “Second Supplemental Indenture”, “hereto”, “herein”, “hereof”, “hereby”, “hereunder” and similar expressions refer to this Second Supplemental Indenture and not to any particular Article, Section or other portion hereof and include any and every instrument supplemental or ancillary hereto or in implementation hereof, and further include the terms of the Notes set forth in the forms of Notes annexed as Schedules hereto.

Section 102. Definitions in Second Supplemental Indenture. All terms contained in this Second Supplemental Indenture which are defined in the Original Indenture and not defined herein shall, for all purposes hereof, have the meanings given to such terms in the Original Indenture, unless the context otherwise specifies or requires.

Section 103. Interpretation not Affected by Headings. The division of this Second Supplemental Indenture into Articles and Sections, the provision of the table of contents hereto and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Second Supplemental Indenture.

ARTICLE TWO

DEFINITIONS

Section 201. Certain Definitions. The following additional terms are hereby established for the purposes of this Second Supplemental Indenture and shall have the meanings set forth in this Second Supplemental Indenture solely for the purposes of this Second Supplemental Indenture:

“Business Day” means, unless otherwise expressly stated, any day other than (i) a Saturday or Sunday or (ii) a day on which banks and trust companies in The City of New York are authorized or obligated by law, regulation or executive order to remain closed.

“compound interest” has the meaning set forth in Section 501.

“calculation agent” means, at any time, the entity appointed by the Issuer and serving as such agent with respect to the Notes at such time. Unless the Issuer has validly called all of the outstanding Notes for redemption on a redemption date occurring prior to the First Reset Date, the Issuer will appoint a calculation agent for the Notes prior to the Reset Interest Determination Date immediately preceding the First Reset Date; provided that, if the Issuer has called all of the outstanding Notes for redemption on a redemption date occurring prior to the First Reset Date but the Issuer does not redeem all of the outstanding Notes on such redemption date, the Issuer will appoint a calculation agent for the Notes as promptly as practicable after such proposed redemption date. The Issuer may terminate any such appointment and may appoint a successor calculation agent at any time and from time to time (so long as there shall always be a calculation agent in respect of the Notes when so required). The Issuer may appoint the Company or an affiliate of the Company as calculation agent.

“Capital Stock” means (i) in the case of a corporation or a company, corporate stock or shares; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (iv) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

“Five-year U.S. Treasury Rate” means, as of any Reset Interest Determination Date, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the arithmetic mean of the yields to maturity for U.S. Treasury securities adjusted to constant maturity with a maturity of five years from the next Reset Date and trading in the public securities markets, for the five consecutive business days immediately prior to the respective Reset Interest Determination Date as published (or, if fewer than five consecutive business days are so published on the applicable Reset Interest Determination Date, for such number of business days published) in the most recent

H.15, or (ii) if there is no such published U.S. Treasury security with a maturity of five years from the next Reset Date and trading in the public securities markets, then the rate will be determined by interpolation between the arithmetic mean of the yields to maturity for each of the two series of U.S. Treasury securities adjusted to constant maturity trading in the public securities markets, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Interest Determination Date, and (B) the other maturing as close as possible to, but later than, the Reset Date following the next succeeding Reset Interest Determination Date, in each case for the five consecutive business days immediately prior to the respective Reset Interest Determination Date as published in the most recent H.15. If the Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described in clause (i) or (ii) above, then the Five-year U.S. Treasury Rate will be the same interest rate determined for the prior Reset Interest Determination Date or, if the Five-year U.S. Treasury Rate cannot be so determined as of the Reset Interest Determination Date preceding the First Reset Date, then the interest rate applicable for the Reset Period beginning on and including the First Reset Date will be deemed to be 6.850% per annum, which is the same interest rate as in effect from and including the Original Issue Date to but excluding the First Reset Date.

“First Reset Date” has the meaning set forth in Section 301.

“H.15” means the statistical release designated as such, or any successor publication, published by the Board of Governors of the U.S. Federal Reserve System (or any successor thereto).

“interest payment date” has the meaning set forth in Section 301.

“Interest Payment Period” means the semi-annual period from and including an interest payment date to but excluding the next succeeding interest payment date, except for the first Interest Payment Period which shall be the period from and including the Original Issue Date to but excluding October 1, 2026.

“most recent H.15” means the H.15 published closest in time but prior to the close of business on the second business day prior to the applicable Reset Date.

“Optional Deferral Period” has the meaning set forth in Section 501.

“Original Issue Date” means March 23, 2026.

“Rating Agency Event” means, as of any date, a change, clarification or amendment in the methodology published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended (or any successor provision thereto), that then publishes a rating for the Issuer (together with any successor thereto, a “rating agency”) in assigning equity credit to securities such as the Notes, (a) as such methodology was in effect on March 17, 2026, in the case of any rating agency that published a rating for the Issuer as of March 17, 2026, or (b) as such methodology was in effect on the date such rating agency first published a rating for the Issuer, in the case of any rating agency that first publishes a rating for the Issuer after March 17, 2026 (in the case of either clause (a) or (b), the “current methodology”), that results in (i) any shortening of the length of time for which a particular level of equity credit pertaining to the Notes by such rating agency would have been in effect had the current methodology not been changed or (ii) a lower equity credit (including up to a lesser amount) being assigned by such rating agency to the Notes as of the date of such change, clarification or amendment than the equity credit that would have been assigned to the Notes by such rating agency had the current methodology not been changed.

“record date” has the meaning set for the in Section 301.

“redemption date” when used with respect to any Notes to be redeemed, means the date fixed for such redemption pursuant to this Second Supplemental Indenture.

“Reset Date” means the First Reset Date and October 1 of every fifth year after 2031.

“Reset Interest Determination Date” means, in respect of any Reset Period, the day falling two business days prior to the first day of such Reset Period.

“Reset Period” means the period from and including the First Reset Date to but excluding the next following Reset Date and thereafter each period from and including a Reset Date to but excluding the next following Reset Date, or the maturity date or date of redemption or repayment, as the case may be.

“Rights Plan” has the meaning set forth in Section 502.

“Tax Event” means that the Issuer has received an opinion of counsel experienced in such matters to the effect that, as a result of:

(i) any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States, Canada or any of their political subdivisions or taxing authorities, or any regulations under those laws or treaties, including an announced prospective change becoming effective (for certainty, including the proposed amendments to the Income Tax Act (Canada) released by the Department of Finance (Canada) on January 29, 2026);

(ii) an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation;

(iii) any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or

(iv) a threatened challenge asserted in writing in connection with a tax audit of the Issuer or any of its affiliates or subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, which amendment, clarification or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known after March 17, 2026, there is more than an insubstantial risk that (i) interest payable by the Issuer on the Notes is not deductible, or within 90 days would not be deductible, in whole or in part, by the Issuer or the Issuer’s regarded parent for U.S. federal income tax purposes (or a member of the U.S. consolidated group of which the Issuer (or the Issuer’s regarded parent) is a member) for U.S. federal income tax purposes, or (ii) that the Issuer, EUSHI or the Company, as the case may be, becoming obligated to pay, on the next succeeding date on which interest is due, Additional Amounts with respect to the Notes and, in any such case, in the business judgment of the Issuer, EUSHI or the Company, as the case may be, determines that such obligation cannot be avoided by the use of reasonable measures available to the Issuer, EUSHI or the Company, as the case may be.

ARTICLE THREE

6.850% SERIES B FIXED-TO-FIXED RESET RATE JUNIOR SUBORDINATED NOTES DUE 2056

Section 301. Form and Terms of the Notes.

(a) There shall be and there is hereby created for issuance under the Original Indenture, as supplemented by this Second Supplemental Indenture, a series of Securities which shall be designated the “6.850% Series B Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2056” and shall consist of an aggregate principal amount of US$375,000,000; provided, however, that if the Issuer shall, at any time after the date hereof, increase the principal amount of the Notes which may be issued and issue such increased principal amount (or any portion thereof), then any such additional Notes so issued shall have the same form and terms (other than the issue price, the date of issuance and, under certain circumstances, the date from which interest thereon shall begin to accrue and the first interest payment date), and shall carry the same right to receive accrued and unpaid interest, as the Notes theretofore issued; provided further that, if the additional Notes are not fungible with the then outstanding Notes for U.S. federal income tax purposes, the additional Notes shall have a separate CUSIP and/or ISIN number.

(b) The Notes will mature, and the principal of the Notes and accrued and unpaid interest thereon shall be due and payable, on October 1, 2056 (the “2056 Stated Maturity”), or such earlier date as the principal of any of the Notes may become due and payable in accordance with the provisions of the Original Indenture and this Second Supplemental Indenture.

(c) The Notes will bear interest (i) from and including the Original Issue Date to but excluding October 1, 2031 (the “First Reset Date”), at the rate of 6.850% per annum and (ii) from and including the First Reset Date, during each Reset Period at a rate per annum equal to the Five-year U.S. Treasury Rate as of the most recent Reset Interest Determination Date plus a spread of 2.648%, to be reset on each Reset Date; provided, that the interest rate during any Reset Period will not reset below 6.850%. Interest on the Notes will accrue from the Original Issue Date and will be payable semi-annually in arrears on April 1 and October 1 (each, an “interest payment date”) of each year until maturity or earlier redemption, beginning on October 1, 2026, to Holders at the close of business on the record date for the applicable interest payment date, which will be (i) the business day immediately preceding such interest payment date so long as all of the Notes remain in book-entry only form or (ii) the 15th calendar day preceding such interest payment date (whether or not a business day) if any of the Notes do not remain in book-entry only form (each, a “record date”), subject to the Issuer’s right to defer interest payments as described in Article Five below. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

The applicable interest rate for each Reset Period will be determined by the calculation agent, as of the applicable Reset Interest Determination Date. Promptly upon such determination, the calculation agent will notify the Issuer of the interest rate for the Reset Period and the Issuer will promptly notify, or cause the calculation agent to promptly notify, in writing, the Trustee and each paying agent of such interest rate. The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any Interest Payment Period beginning on or after the First Reset Date, will be on file at the Issuer’s principal offices, will be made available to any Holder or beneficial owner of the Notes upon request and will be final and binding in the absence of manifest error.

If an interest payment date, redemption date, or maturity date falls on a day that is not a business day, payment will be made on the next succeeding business day with the same force and effect as if made on such payment date.

Any such interest on the Notes not so punctually paid or provided for on any Interest Payment Date shall be payable, as applicable, as provided in the form of Note annexed hereto as Schedule A to this Second Supplemental Indenture.

(d) Wherever in this Second Supplemental Indenture there is mentioned, in any context, the payment of principal (and premium, if any), interest or any other amount payable under or with respect to the Notes, such mention will be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect of the Notes.

(e) All payments of principal of, premium, if any, and interest on the Notes will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, and all references herein to “United States dollars”, “US$” or “U.S. dollars” shall be deemed to refer to such coin or currency of the United States of America.

(f) The principal of, premium, if any, and interest on the Notes shall be payable, and the Notes may be surrendered for exchange, registration, transfer or discharge from registration, at the Corporate Trust Office of the Trustee in The City of New York, New York, and in such other places as the Issuer may from time to time designate in accordance with the Original Indenture. The Trustee is hereby appointed as the initial Paying Agent and Security Registrar for the Notes in The City of New York, New York.

(g) The Notes shall be issued only as registered Global Securities, without coupons, in denominations of US$2,000 and any integral multiples of US$1,000 in excess thereof. The Notes initially will be represented by one or more Global Notes (the “Global Notes”) registered in the name of The Depository Trust Company, as Depositary or its nominee, or a successor depositary or its nominee.

(h) All Global Notes shall also bear the legends set forth in Section 3.14(f)(ii) of the Original Indenture.

(i) The Notes and the certificate of authentication of the Trustee endorsed thereon shall be in the form set out in Schedule A to this Second Supplemental Indenture with such appropriate insertions, omissions, substitutions and variations as the Trustee may approve and shall be numbered in such manner as the Trustee may approve, such approvals of the Trustee concerning any Note to be conclusively evidenced by its authentication of such Note.

(j) The Security Register referred to in Section 3.05 of the Original Indenture shall, with respect to the Notes, be kept at the office or agency in The City of New York, New York that the Issuer may from time to time designate for such purpose (which shall initially be the Corporate Trust Office of the Trustee in The City of New York, New York), and at such other place or places as the Issuer, with the approval of the Trustee may hereafter designate.

(k) The Notes shall be subject to redemption as provided in Article Six of this Second Supplemental Indenture and Article Eleven of the Original Indenture. The Issuer shall not otherwise be required to redeem, purchase or repay the Notes pursuant to any mandatory redemption, sinking fund or analogous provision or at the option of the Holders thereof. The Notes will not be convertible into or exchangeable for securities of any Person.

(l) Sections 14.02 and 14.03 of the Original Indenture shall be applicable to the Notes.

(m) For all purposes of the Indenture, the Notes shall act as a single series (including, but not limited to, for voting, waiver and providing direction and requests), and shall not be subject to class voting provisions, including, but not limited to, in respect of Sections 5.01, 5.02, 5.03, 5.07, 5.12, 5.13, 6.02, 9.02 and 10.10 of the Original Indenture.

(n) Section 10.05 of the Original Indenture shall be applicable to the Notes, except the second paragraph thereof, which shall be replaced in its entirety as follows:

“If the Issuer or a Guarantor, as the case may be, is so required to withhold or deduct any amount for or on account of Canadian Taxes from any payment made under or with respect to the Notes or the Guarantee, the Issuer or the Guarantor, as the case may be, will pay to each Holder of such Notes as additional interest such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each such Holder after such withholding or deduction (and after deducting any Canadian Taxes on such Additional Amounts) will not be less than the amount such Holder would have received if such Canadian Taxes had not been withheld or deducted, except as described in this Section 10.05. However, no Additional Amounts will be payable with respect to a payment made to a recipient or beneficial owner of such payment:

(1) with which the Issuer or a Guarantor, as the case may be, does not deal at arm’s length (within the meaning of the Income Tax Act (Canada) and the regulations thereunder (the “Tax Act”)) at the time of making such payment;

(2) which is subject to such Canadian Taxes by reason of the recipient or beneficial owner being a “specified non-resident shareholder” of the Company for purposes of the Tax Act or a non-resident person not dealing at arm’s length with a “specified shareholder” (within the meaning of subsection 18(5) of the Tax Act) of the Company;

(3) which is subject to such Canadian Taxes by reason of the recipient or beneficial owner being an entity in respect of which the Company is a “specified entity” as defined in subsection 18.4(1) of the Tax Act;

(4) which is subject to such Canadian Taxes by reason of the recipient or beneficial owner being a “reverse hybrid entity” (within the meaning of subsection 18.4(1) of the Tax Act, as proposed to be amended by the draft legislative proposals released on January 29, 2026, as may be further proposed to be amended);

(5) which is subject to such Canadian Taxes by reason of the recipient or beneficial owner being a resident, domicile or national of, or engaged in business or maintaining a permanent establishment or other physical presence in or otherwise having some connection with Canada or any province or territory thereof otherwise than by the mere holding of Notes or the receipt of payments thereunder;

(6) which is subject to such Canadian Taxes by reason of the failure of the recipient or beneficial owner to comply with any certification, identification, documentation or other reporting requirements if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in the rate of deduction or withholding of, such Canadian Taxes;

(7) which is subject to such Canadian Taxes by reason of the legal nature of the recipient or beneficial owner disentitling such recipient or beneficial owner to the benefit of an applicable treaty if and to the extent that the application of such treaty would have resulted in the reduction or elimination of any Canadian Taxes as to which Additional Amounts would have otherwise been payable to a Holder on behalf of such beneficial owner;

(8) which failed to duly and timely comply with a timely request by the Issuer or a Guarantor, as the case may be, to provide information, documents, certification or other evidence concerning such recipient or beneficial owner’s nationality, residence, entitlement to treaty benefits, identity or connection with Canada or any political subdivision or authority thereof, if and to the extent that due and timely compliance with such request would have resulted in the reduction or elimination of any Canadian Taxes as to which Additional Amounts would have otherwise been payable to a recipient or beneficial owner but for this clause;

(9) which is a fiduciary, limited liability company, partnership or any person other than the sole beneficial owner, to the extent that, any beneficiary or settlor of such fiduciary, any member of such limited liability company, any partner in such partnership or the beneficial owner of such payment (as the case may be) would not have been entitled to receive Additional Amounts with respect to such payment if such beneficiary, settlor, member, partner or beneficial owner had been the recipient of such payment; or

(10) which is subject to such Canadian Taxes by reason of any combination of the above.”

(o) The Notes shall have the other terms and provisions set forth in the form of Note attached hereto as Schedule A to this Second Supplemental Indenture with the same force and effect as if such terms and provisions were set forth in full herein.

Section 302. Issuance of the Notes. The Notes in the aggregate principal amount of US$375,000,000 shall be executed by the requisite authorized officers of the Issuer and delivered by the Issuer to the Trustee on the date of issue for authentication and delivery pursuant to and in accordance with the provisions of Section 3.03 of the Original Indenture and, upon the requirements of such provisions being complied with, the Notes shall be authenticated by or on behalf of the Trustee and delivered by it to or upon the Issuer Order of the Issuer without any further act or formality on the part of the Issuer. The Trustee shall not have any duty or responsibility with respect to the use or application of any of the Notes so certified and delivered or the proceeds thereof.

ARTICLE FOUR

SUBORDINATION

The following subordination provisions for the Notes are established pursuant to Section 12.01 of the Original Indenture and are in addition to the provision of Article Twelve of the Original Indenture, which shall apply to the Notes, except that Section 403 of this Second Supplemental Indenture replaces in its entirety Section 12.04 of the Original Indenture.

Section 401. Notes Subordinated to Senior Indebtedness. Each of the Issuer and the Guarantors covenants and agrees, and each Holder of the Notes and the Guarantees, by his acceptance thereof, likewise covenants and agrees, that (a) the indebtedness represented by the Notes and the payment of the principal of and any premium or interest on each and all of the Notes of such series is subordinate, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all Senior Indebtedness; and (b) Senior Indebtedness shall continue to be Senior Indebtedness with respect to the Notes irrespective of any amendment, modification or waiver of any term of the Notes or extension or renewal of the Notes (other than any such amendment, modification or waiver that makes the Notes subordinated or equal in right of payment to the Notes).

With respect to the Notes, in the event (a) of any payment by, or distribution of assets of, the Issuer or the Guarantors of any kind or character, whether in cash, property or securities, to creditors upon any dissolution, winding-up, liquidation or reorganization of the Issuer or the Guarantors, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other similar proceedings, or (b) subject to the provisions of Section 402, that (i) a default shall have occurred and be continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any Senior Indebtedness and such default shall have continued beyond the period of grace, if any, specified in the instrument evidencing such Senior Indebtedness (and the Trustee shall have received written notice thereof from the Issuer or the Guarantors or one or more holders of such Senior Indebtedness or their representative or representatives or the trustee or trustees under any indenture pursuant to which any such Senior Indebtedness may have been issued), or (ii) the maturity of any such Senior Indebtedness shall have been accelerated because of a default in respect of such Senior Indebtedness (and the Trustee shall have received written notice thereof from the Issuer or the Guarantors or one or more holders of such Senior Indebtedness or their representative or representatives or the trustee or trustees under any indenture pursuant to which any such Senior Indebtedness may have been issued), then:

(i) the holders of all such Senior Indebtedness shall first be entitled to receive, in the case of clause (a) above, payment of all amounts due or to become due upon all such Senior Indebtedness or, in the case of subclauses (i) and (ii) of clause (b) above, payment of all amounts due upon all such Senior Indebtedness, or provision shall be made for such payment in money or money’s worth, before the Holders of any of the Notes are entitled to receive any payment on account of the principal of or any premium or interest on the indebtedness evidenced by the Notes, including, without limitation, any payments made pursuant to Article Eleven or Article Fourteen of the Original Indenture;

(ii) so long as any of the events in clause (a) or subclauses (i) or (ii) of clause (b) above has occurred and is continuing, any payment by, or distribution of assets of, the Issuer or the Guarantors of any kind or character, whether in cash, property or securities, to which the Holders of any of the Notes would be entitled except for the provisions of this Article Four, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the Issuer or the Guarantors being subordinated to the payment of the Notes, shall be paid or distributed, as the case may be, by the Person making such payment or distribution, whether a trustee in bankruptcy, receiver or liquidating trustee or otherwise, directly to the holders of such Senior Indebtedness or their representative or representatives or to the trustee or trustees under any indenture under which any instruments evidencing any such Senior Indebtedness may have been issued, ratably according to aggregate amounts remaining unpaid on account of such Senior Indebtedness held or represented by each, to the extent necessary to make payment, in the case of clause (a) above, of all amounts due and to become due upon all such Senior Indebtedness, or, in the case of subclauses (i) and (ii) of clause (b) above, of all amounts due upon all such Senior Indebtedness, in each case remaining unpaid after giving effect to any concurrent payment or distribution (or provision therefor) to the holders of such Senior Indebtedness, before any payment or distribution is made to the Holders of the indebtedness evidenced by the Notes; and

(iii) so long as any of the events in clause (a) or subclauses (i) or (ii) of clause (b) above has occurred and is continuing, in the event that, notwithstanding the foregoing, any payment by, or distribution of assets of, the Issuer or the Guarantors of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the Issuer or the Guarantors being subordinated to the payment of the Notes, in respect of principal of or any premium or interest on any of the Notes or in connection with the repurchase by the Issuer or the Guarantors of any of the Notes, shall be received by the Trustee or the Holders of any of the Notes before, in the case of clause (a) above, all amounts due or to become due upon all such Senior Indebtedness or, in the case of subclauses (i) or (ii) of clause (b) above, all amounts due upon all such Senior Indebtedness is paid in full (or provision is made for such payment), then such payment or distribution shall be paid over to the holders of such Senior Indebtedness or their representative or representatives or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any such Senior Indebtedness may have been issued, ratably as aforesaid, for application to the payment of, in the case of clause (a) above, all amounts due and to become due upon all such Senior Indebtedness or, in the case of subclauses (i) or (ii) of clause (b) above, all amounts due upon all such Senior Indebtedness, in each case until all such amounts shall have been paid in full, after giving effect to any concurrent payment or distribution (or provision therefor) to the holders of such Senior Indebtedness.

For purposes of this Article Four, the words “cash, property or securities” shall not be deemed to include shares of stock of the Issuer or the Guarantors as reorganized or readjusted, or securities of the Issuer or the Guarantors or any other Person provided for by a plan of reorganization or readjustment, the payment of which is subordinated at least to the extent provided in this Article Four with respect to the Notes to the payment of all Senior Indebtedness which may at the time be outstanding; provided that (i) all such Senior Indebtedness is assumed by the Person, if any, resulting from any such reorganization or readjustment, and (ii) the rights of the holders of such Senior Indebtedness are not, without the consent of each such holder adversely affected thereby, altered by such reorganization or readjustment. The consolidation of the Issuer with, or the merger of the Issuer into, another Person or the liquidation or dissolution of the Issuer following the conveyance or transfer of its properties and assets as an entirety, or substantially as an entirety, to any winding-up, liquidation or reorganization for the purposes of this Section if such other Person shall, as part of such consolidation, merger, conveyance or transfer, comply with the conditions stated in Article Eight of the Original Indenture. Nothing in this Section 401 shall apply to claims of, or payments to, the Trustee under or pursuant to Section 6.07 of the Original Indenture.

Section 402. Disputes with Holders of Certain Senior Indebtedness. Any failure of the Issuer or the Guarantors to make any payment of or on or perform any other obligation under any Senior Indebtedness, other than any Senior Indebtedness incurred by the Issuer or the Guarantors or assumed or guaranteed, directly or indirectly, by the Issuer or the Guarantors for money borrowed (or any deferral, renewal, extension or refunding thereof) or any indebtedness or obligation as to which the provisions of this Section shall have been waived by the Issuer or the Guarantors in the instrument or instruments by which the Issuer or the Guarantors incurred, assumed, guaranteed or otherwise created such indebtedness or obligation, shall not be deemed a default or event of default with respect to such Senior Indebtedness under clause (b) of the second paragraph of Section 401 if (i) the Issuer or the Guarantors shall be disputing its obligation to make such payment or perform such obligation and (ii) either (A) no final judgment relating to such dispute shall have been issued against the Issuer or the Guarantors which is in full force and effect and is not subject to further review, including a judgment that has become final by reason of the expiration of the time within which a party may seek further appeal or review, or (B) in the event of a judgment that is subject to further review or appeal has been issued, the Issuer or the Guarantors shall in good faith be prosecuting an appeal or other proceeding for review and a stay of execution shall have been obtained pending such appeal or review.

Section 403. Subrogation. Subject to the payment in full, in the case of clause (a) of the second paragraph of Section 401, of all amounts due and to become due on all Senior Indebtedness or, in the case of subclauses (i) or (ii) of clause (b) of the second paragraph of Section 401, of all amounts due on all such Senior Indebtedness, as the case may be, the Holders of the Notes shall be subrogated (equally and ratably with the holders of all obligations of the Issuer or the Guarantors which are subordinated in right of payment to Senior Indebtedness of the Issuer or the Guarantors to the same extent as the Notes are subordinated, or which by their express terms rank equally in right of payment with the Notes with regard to Senior Indebtedness, and which in each case are entitled to like rights of subrogation) to the rights of the holders of such Senior Indebtedness to receive payments or distributions of cash, property or securities of the Issuer or the Guarantors applicable to such Senior Indebtedness. Such subrogation shall continue until all amounts owing on the Notes shall be paid in full, and as between the Issuer or the Guarantors, and their respective creditors other than holders of such Senior Indebtedness and the Holders of the Notes, no such payment or distribution made to the holders of such Senior Indebtedness by virtue of this Article Four that otherwise would have been made to the Holders of the Notes shall be deemed to be a payment by the Issuer or the Guarantors on account of such Senior Indebtedness. The provisions of this Article Four are and are intended solely for the purpose of defining the relative rights of the Holders of the Notes, on the one hand, and the holders of Senior Indebtedness, on the other hand.

Section 404. Obligation of the Issuer and the Guarantors Unconditional. Nothing contained in this Article Four or elsewhere in this Second Supplemental Indenture, in the Notes or in the Guarantees is intended to or shall impair, as among the Issuer or the Guarantors, or their respective creditors other than the holders of Senior Indebtedness and the Holders of the Notes, the obligation of the Issuer or the Guarantors, which is absolute and unconditional, to pay to such Holders the principal of and any premium and interest on the Notes as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of such Holders and the creditors of the Issuer or the Guarantors other than the holders of such Senior Indebtedness, nor shall anything herein or therein prevent the Trustee or any Holder of the Notes from exercising all remedies otherwise permitted by the Indenture or applicable law upon default under this Second Supplemental Indenture, subject to the rights, if any, under this Article Four of the holders of such Senior Indebtedness in respect of cash, property or securities of the Issuer or the Guarantors received by the Trustee or the holders of the Notes upon the exercise of any such remedy and the rights of the holders of such Senior Indebtedness to enforce the provisions of subparagraph (iii) of the second paragraph of Section 401 against the Trustee and the Holders of the Notes.

Upon payment or distribution of assets of the Issuer or the Guarantors referred to in this Article Four, the Trustee and the Holders of the Notes shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which any such dissolution, winding-up, liquidation or reorganization proceeding affecting the affairs of the Issuer or the Guarantors is pending or upon a certificate of the trustee in bankruptcy, receiver, assignee for the benefit of creditors, liquidating trustee or agent or other person making any payment or distribution, delivered to the Trustee or to the Holders of the Notes, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of the Senior Indebtedness and other indebtedness of the Issuer or the Guarantors, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article Four.

The Trustee shall be entitled to rely on the delivery to it of a written notice by a Person representing itself to be a holder of Senior Indebtedness (or a trustee or representative on behalf of such holder) to establish that such notice has been given by a holder of Senior Indebtedness or a trustee or representative on behalf of any such holder or holders. In the event that the Trustee determines in good faith that further evidence is required with respect to the right of any Person as a holder of Senior Indebtedness to participate in any payment or distribution pursuant to this Article Four, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article Four, and, if such evidence is not furnished, the Trustee may defer payment to such Person pending judicial determination as to the right of such Person to receive such payment.

Section 405. Payments on the Notes Permitted. Nothing contained in this Article Four or elsewhere in this Second Supplemental Indenture, in the Notes or in the Guarantees shall affect the obligations of the Issuer or the Guarantors to make, or prevent the Issuer or the Guarantors from making, payment of the principal of or any premium or interest on the Notes in accordance with the provisions hereof and thereof, except as otherwise provided in this Article Four.

Section 406. Effectuation of Subordination by Trustee. Each Holder of the Notes, by his acceptance thereof, authorizes and directs the Trustee in his, her or its behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in this Article Four and appoints the Trustee his, her or its attorney-in-fact, as the case maybe, for any and all such purposes.

Section 407. Rights of Holders of Senior Indebtedness Not Impaired. No right of any present or future holder of any Senior Indebtedness shall at any time or in any way be prejudiced or impaired by any act or failure to act on the part of the Issuer or the Guarantors or by any noncompliance by the Issuer or the Guarantors with the terms, provisions and covenants of the Indenture, regardless of any knowledge thereof which any such holder may have or be otherwise charged with.

With respect to the holders of Senior Indebtedness, (i) the duties and obligations of the Trustee shall be determined solely by the express provisions of the Indenture; (ii) the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in the Indenture; (iii) no implied covenants or obligations shall be read into the Indenture against the Trustee; and (iv) the Trustee shall not be deemed to be a fiduciary as to such holders of Senior Indebtedness.

ARTICLE FIVE

OPTION TO DEFER INTEREST AND COVENANTS

Section 501. Option to Defer Interest Payments. So long as no Event of Default with respect to the Notes has occurred and is continuing, the Issuer may, at its option, defer interest payments on the Notes, from time to time, for one or more deferral periods of up to 20 consecutive semi-annual Interest Payment Periods (each period, commencing on the date that the first such interest payment would otherwise have been made, an “Optional Deferral Period”), except that no such Optional Deferral Period may extend beyond the final maturity date of the Notes or end on a day other than the day immediately preceding an interest payment date. During any Optional Deferral Period, interest on the Notes will continue to accrue at the then-applicable interest rate on the Notes (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the Notes). In addition, during any Optional Deferral Period, interest on the deferred interest (“compound interest”) will accrue at the then-applicable interest rate on the Notes (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the Notes), compounded semi-annually, to the extent permitted by applicable law. No interest will be due or payable on the Notes during an Optional Deferral Period, except upon a redemption of any Notes on any redemption date during such Optional Deferral Period (in which case all accrued and unpaid interest (including, to the extent permitted by applicable law, any compound interest) on the Notes to be redeemed to but excluding such redemption date will be due and payable on such redemption date), or unless the principal of and interest on the Notes shall have been declared due and payable as the result of an Event of Default with respect to the Notes (in which case all accrued and unpaid interest, including, to the extent permitted by applicable law, any compound interest, on the Notes shall become due and payable). All references in the Notes and, insofar as it relates to the Notes, the Indenture, to “interest” on the Notes shall be deemed to include any such deferred interest and, to the extent permitted by applicable law, any compound interest, unless otherwise expressly stated or the context otherwise requires.

Before the end of any Optional Deferral Period that is shorter than 20 consecutive semi-annual Interest Payment Periods, the Issuer may elect, at its option, to extend such Optional Deferral Period, so long as the entire Optional Deferral Period does not exceed 20 consecutive semi-annual Interest Payment Periods or extend beyond the final maturity date of the Notes. The Issuer may also elect, at its option, to shorten the length of any Optional Deferral Period. No Optional Deferral Period (including as extended or shortened) may end on a day other than the day immediately preceding an interest payment date. At the end of any Optional Deferral Period, if all amounts then due on the Notes, including all accrued and unpaid interest thereon (including, without limitation and to the extent permitted by applicable law, any compound interest), are paid, the Issuer may elect to begin a new Optional Deferral Period; provided, however, that, without limitation of the foregoing, the Issuer may not begin a new Optional Deferral Period unless the Issuer has paid all accrued and unpaid interest on the Notes (including, without limitation and to the extent permitted by applicable law, any compound interest) from any previous Optional Deferral Periods.

For the avoidance of doubt, deferral of interest payments on the Notes pursuant to this Section 501 shall not constitute an Event of Default under Section 5.01(1) of the Original Indenture.

Section 502. Covenants. During any Optional Deferral Period, the Issuer will not do any of the following:

(i) declare or pay any dividends or distributions on any Capital Stock of the Issuer or the Company;

(ii) redeem, purchase, acquire or make a liquidation payment with respect to any Capital Stock of the Issuer or the Company;

(iii) pay any principal, interest or premium on, or repay, repurchase or redeem, any indebtedness of the Issuer or the Guarantors that ranks equally with or junior to the Notes or the Guarantees in right of payment; or

(iv) make any payments with respect to any guarantees by the Issuer or the Guarantors of any indebtedness if such guarantees rank equally with or junior to the Notes or the Guarantees in right of payment;

provided; however, during an Optional Deferral Period, the Issuer and the Guarantors may (a) declare and pay dividends or distributions payable solely in shares of the Company’s or the Issuer’s Capital Stock (together, for the avoidance of doubt, with cash in lieu of any fractional share) or options, warrants or rights to subscribe for or purchase shares of the Company’s or the Issuer’s Capital Stock, (b) declare and pay any dividend in connection with the implementation of a plan (a “Rights Plan”) providing for the issuance by the Company or the Issuer to all holders of the Company’s or the Issuer’s Capital Stock of rights entitling them to subscribe for or purchase Capital Stock or any class or series of the Company’s or the Issuer’s preferred stock, which rights (1) are deemed to be transferred with such Capital Stock, (2) are not exercisable until the occurrence of a specified event or events and (3) are also issued in respect of future issuances of the Company’s or the Issuer’s Capital Stock, (c) issue any of shares of the Company’s or the Issuer’s Capital Stock under any Rights Plan or redeem or repurchase any rights distributed pursuant to a Rights Plan, (d) reclassify the Company’s or the Issuer’s Capital Stock or exchange or convert one class or series of the Company’s or the Issuer’s Capital Stock for another class or series of the Company’s or the Issuer’s Capital Stock, (e) purchase fractional interests in shares of the Company’s or the Issuer’s Capital Stock pursuant to the conversion or exchange provisions of such Capital Stock or the security being converted or exchanged, (f) purchase, acquire or withhold shares of the Company’s or the Issuer’s Capital Stock related to the issuance of the Company’s or the Issuer’s Capital Stock or rights under any dividend reinvestment plan or related to any of the Company’s or the Issuer’s benefit plans for the Company’s and the Issuer’s directors, officers, employees, consultants or advisors, including any employment contract, and (g) for the avoidance of doubt, convert convertible Capital Stock of the Company or the Issuer into other Capital Stock of the Company or the Issuer in accordance with the terms of such convertible Capital Stock (together, for the avoidance of doubt, with cash in lieu of any fractional share).

Section 503. Notice. The Issuer will give the Holders of the Notes and the Trustee written notice of its election of, or any shortening or extension of, an Optional Deferral Period at least 10 business days prior to the earlier of (1) the next succeeding interest payment date or (2) the date upon which the Issuer is required to give notice to any applicable self-regulatory organization or to Holders of the Notes of the next succeeding interest payment date or the record date therefor. The record date for the payment of deferred interest and, to the extent permitted by applicable law, any compound interest payable on the interest payment date immediately following the last day of an Optional Deferral Period will be the regular record date with respect to such interest payment date.

ARTICLE SIX

OPTIONAL REDEMPTION

Section 601. Optional Redemption. The Issuer may redeem some or all of the Notes, at its option, in whole or in part (i) on any day in the period commencing on the date falling 90 days prior to the First Reset Date and ending on and including the First Reset Date and (ii) after the First Reset Date, on any interest payment date, at a redemption price in cash equal to 100% of the principal amount of the Notes being redeemed, plus, (subject to the provisions set forth in Section 604 regarding the payment of installments of interest on the Notes that are due and payable on any Interest Payment Date falling on or prior to a Redemption Date), accrued and unpaid interest on the Notes to be redeemed to but excluding the redemption date.

Section 602. Redemption Following a Tax Event. The Issuer may at its option redeem the Notes, in whole but not in part, at any time following the occurrence and during the continuance of a Tax Event at a redemption price in cash equal to 100% of the principal amount of the Notes, plus, (subject to the provisions set forth in Section 604 regarding the payment of installments of interest on the Notes that are due and payable on any Interest Payment Date falling on or prior to a Redemption Date), accrued and unpaid interest on the Notes to but excluding the redemption date.

Section 603. Redemption Following a Rating Agency Event. The Issuer may at its option redeem the Notes, in whole but not in part, at any time following the occurrence and during the continuance of a Rating Agency Event at a redemption price in cash equal to 102% of the principal amount of the Notes, plus, (subject to the provisions set forth in Section 604 regarding the payment of installments of interest on the Notes that are due and payable on any Interest Payment Date falling on or prior to a Redemption Date), accrued and unpaid interest on the Notes to but excluding the redemption date.

Section 604. Payments of Interest. Notwithstanding any statement in Article Six to the contrary, installments of interest on the Notes that are due and payable on any interest payment date falling on or prior to a redemption date for the Notes will be payable on that interest payment date to the Holders thereof as of the close of business on the relevant record date according to the terms of the Notes and the Indenture, except that, if the redemption date for any Notes falls on any day during an Optional Deferral Period, accrued and unpaid interest (including, to the extent permitted by applicable law, any compound interest) on such Notes will be paid on such redemption date to the persons entitled to receive the redemption price of such Notes. For the avoidance of doubt, the interest payment date falling immediately after the last day of an Optional Deferral Period shall not be deemed to fall on a day during such Optional Deferral Period.

Section 605. Securities Called for Redemption. Section 11.06 of the Original Indenture is replaced in its entirety as follows:

“Once notice of redemption is mailed, the Notes called for redemption will become due and payable on the redemption date at the applicable redemption price, plus, subject to the terms described in Section 604 of this Second Supplemental Indenture, accrued and unpaid interest to but excluding the redemption date, and will be paid upon surrender thereof for redemption, unless (a) the notice of redemption provides that such redemption shall be subject to the condition described in Section 606 of this Second Supplemental Indenture and (b) such redemption shall have been canceled in accordance with the provisions of Section 606 of this Second Supplemental Indenture because such condition shall not have been satisfied. If only part of a note is redeemed, the Trustee will issue in the name of the registered holder of the note and deliver to such holder a new note in a principal amount equal to the unredeemed portion of the principal of the note surrendered for redemption. If the Issuer elects to redeem all or a portion of the Notes, then, unless otherwise provided in such notice of redemption as described in the next succeeding paragraph, the redemption will not be conditional upon receipt by the paying agent or the Trustee of monies sufficient to pay the redemption price.”

Section 606. Notice of Redemption. The following paragraph is appended as the last paragraph of Section 11.04 of the Original Indenture:

“If, at the time a notice of redemption is given, (i) the Issuer has not effected satisfaction and discharge of the Notes pursuant to Article Four of the Indenture and (ii) such notice of redemption is not being given in connection with or in order to effect satisfaction and discharge of the Notes, then, if the notice of redemption so provides and at the Issuer’s option, the redemption may be subject to the condition that the Trustee shall have received, on or before the applicable redemption date, monies in an amount sufficient to pay the redemption price and accrued and unpaid interest on the Notes called for redemption to but excluding the redemption date. If monies in such amount are not received by the Trustee on or before such redemption date, such notice of redemption shall be automatically canceled and of no force or effect, such proposed redemption shall be automatically canceled and the Issuer shall not be required to redeem the Notes called for redemption on such redemption date. In the event that a redemption is canceled, the Issuer will, not later than the business day immediately following the proposed redemption date, deliver, or cause to be delivered, notice of such cancellation to the Holders of the Notes called for redemption (which notice will also indicate that any Notes or portions thereof surrendered for redemption shall be returned to the applicable Holders), and the Issuer will direct the Trustee to, and the Trustee will, promptly return any Notes or portions thereof that have been surrendered for redemption to the applicable Holders.”

Section 607. Deposit of Redemption Price. Section 11.05 of the Original Indenture is deleted in its entirety and does not apply to the Notes.

ARTICLE SEVEN

GENERAL

Section 701. Effectiveness. This Second Supplemental Indenture shall become effective upon its execution and delivery.

Section 702. Ratification of Original Indenture. The Original Indenture as supplemented by the Second Supplemental Indenture is in all respects ratified and confirmed, and this Second Supplemental Indenture shall be deemed part of the Original Indenture in the manner and to the extent herein and therein provided.

Section 703. Governing Law. This Second Supplemental Indenture, the Original Indenture as supplemented hereby and the Securities shall be governed by and construed in accordance with the laws of the State of New York.

Section 704. Severability. In case any provision in this Second Supplemental Indenture, the Original Indenture as supplemented hereby or in the Securities shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 705. Acceptance of Trust. The Trustee hereby accepts the trusts in this Second Supplemental Indenture declared and provided for and agrees to perform the same upon the terms and conditions herein before set forth in trust for the various Persons who shall from time to time be Holders subject to all the terms and conditions herein set forth.

Section 706. Benefits of Seccond Supplemental Indenture. Nothing in this Second Supplemental Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto, and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Second Supplemental Indenture.

Section 707. Multiple Originals. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Second Supplemental Indenture. Delivery of an executed counterpart of a signature page to this Second Supplemental Indenture by telecopier, facsimile or other electronic transmission (i.e., a “pdf” or “tif”), Docusign or otherwise, shall be effective as delivery as a manually executed counterpart thereof and may be used in lieu of the original Second Supplemental Indenture for all purposes. The words “execution,” “signed,” “signature,” and words of like import in this Second Supplemental Indenture or in any other certificate, agreement or document related to this Second Supplemental Indenture or the Notes shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and electronic signatures provided by DocuSign, AdobeSign or such other digital signature provider as specified in writing to the Trustee by an authorized representative of the Issuer. For the avoidance of doubt, any written communication to the Trustee hereunder may be signed manually and transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) or signed by way of an electronic signature provided by DocuSign, AdobeSign or such other digital signature provider as specified in writing to the Trustee by an authorized representative of the Company. The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

Section 708. Agent for Service. By the execution and delivery of this Second Supplemental Indenture, the Company (i) irrevocably designates and appoints, and acknowledges that it has irrevocably designated and appointed, the Issuer as its authorized agent upon which process may be served in any suit, action or proceeding arising out of or relating to the Notes or this Second Supplemental Indenture that may be instituted in any United States federal or New York state court in The City of New York or brought under federal or state securities laws or brought by the Trustee (whether in its individual capacities or in its capacity as Trustee) or, subject to Section 5.07 of the Original Indenture, any Holder of Notes in any United States federal or New York state court in The City of New York, (ii) submits to the nonexclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) agrees that service of process upon the Issuer and written notice of said service to the Issuer at its principal office and in the manner specified in the Original Indenture, shall be deemed in every respect effective service of process upon the Issuer in any such suit, action or proceeding. The Issuer further agrees to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of the Issuer in full force and effect so long as any of the Notes shall be Outstanding or any amounts shall be payable in respect of any Notes.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereof have caused this Second Supplemental Indenture to be duly executed by their respective officers, directors or signatories duly authorized thereto, all as of the day and year first above written.

EMERA US FINANCE, LLC, as Issuer

By:	/s/ Jared B. Green
Name: Jared B. Green
Title: Chief Financial Officer & Manager

By:	/s/ Brian C. Curry
Name: Brian C. Curry
Title: Secretary

EMERA INCORPORATED, as Guarantor

By:	/s/ Jared B. Green
Name: Jared B. Green
Title: Chief Financial Officer

By:	/s/ Brian C. Curry
Name: Brian C. Curry
Title: Corporate Secretary

EMERA US HOLDINGS INC., as Guarantor

By:	/s/ Jared B. Green
Name: Jared B. Green
Title: Chief Financial Officer

By:	/s/ Brian C. Curry
Name: Brian C. Curry
Title: Secretary

[First Supplemental Indenture Signature Page]

IN WITNESS WHEREOF, the parties hereof have caused this Second Supplemental Indenture to be duly executed by their respective officers, directors or signatories duly authorized thereto, all as of the day and year first above written.

EQUINITI TRUST COMPANY, LLC, as Trustee

By:	/s/ Paul H. Kim
Name: Paul H. Kim
Title: Assistant General Counsel

[First Supplemental Indenture Signature Page]

Schedule A

FORM OF 6.850% SERIES B FIXED-TO-FIXED RESET RATE JUNIOR SUBORDINATED NOTE DUE 2056

FACE OF NOTE

[Depository Legend, if applicable]

EMERA US FINANCE, LLC

6.850% Series B Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2056s

No. [•] $[•]

CUSIP No.: 29103HAB3

ISIN No.: US29103HAB33

EMERA US FINANCE, LLC, a corporation duly organized and existing under the laws of the State of Delaware (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), promises to pay to Cede & Co., or registered assigns, the principal sum of [•] Million Dollars ($[•]) on October 1, 2056 (the “Maturity Date”), and to pay interest thereon (i) from and including March 23, 2026 (the “Original Issue Date”) to but excluding October 1, 2031 (the “First Reset Date”) at the rate of 6.850% per annum and (ii) from and including the First Reset Date, during each Reset Period (as defined on the reverse hereof) at a rate per annum equal to the Five-year U.S. Treasury Rate (as defined on the reverse hereof) as of the most recent Reset Interest Determination Date (as defined on the reverse hereof) plus a spread of 2.648%, to be reset on each Reset Date (as defined on the reverse hereof); provided, that the interest rate during any Reset Period will not reset below 6.850%.

Interest Payment Dates: April 1 and October 1, beginning October 1, 2026, subject to the Issuer’s right to defer interest payments pursuant to the provisions set forth below.

Record Dates: (i) if all of the Notes are in book-entry form represented by one or more Global Securities, the Business Day immediately preceding the applicable Interest Payment Date and (ii) if any of the Notes are not in book-entry form represented by one or more Global Securities, the 15th calendar day preceding such Interest Payment Date (whether or not a Business Day) (each such date in clauses (i) and (ii), a “Regular Record Date”).

Unless the certificate of authentication hereon has been duly executed by the Trustee by manual signature, this Security shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this Security to be signed manually or by facsimile by one of its duly authorized officers.

Dated: March 23, 2026

EMERA US FINANCE, LLC

By:	/s/ Jared B. Green
Name: Jared B. Green
Title: Chief Financial Officer & Manager

By:	/s/ Brian C. Curry
Name: Brian C. Curry
Title: Secretary

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

EQUINITI TRUST COMPANY, LLC, as Trustee

By:	/s/ Paul H. Kim
Authorized Signatory

REVERSE SIDE OF NOTE

This Security is one of a duly authorized issue of securities of the Issuer designated as its 6.850% Series B Fixed-to-Fixed Reset Rate Notes due 2056 (the “Securities”), initially in aggregate principal amount of $[•], which may be issued under the Indenture dated as of March 23, 2026 (the “Original Indenture”), as supplemented by the First Supplemental Indenture dated as of March 23, 2026 (the “First Supplemental Indenture”) and the Second Supplemental Indenture dated as of March 23, 2026 (the “Second Supplemental Indenture” and, the Original Indenture as supplemented by the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”), by and among the Issuer, Emera Incorporated (the “Company”), Emera US Holdings Inc. (“EUSHI” and together with the Company, the “Guarantors”), and Equiniti Trust Company, LLC, as trustee (the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties, obligations and immunities thereunder of the Issuer, the Guarantors, the Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is a global Security initially representing $[•] aggregate principal amount of the Securities of this series.

Interest on the Notes will accrue from the Original Issue Date and will be payable semi-annually in arrears on April 1 and October 1 (each, an “Interest Payment Date”) of each year, beginning on October 1, 2026, to Holders at the close of business on the Regular Record Date for the applicable Interest Payment Date, subject to the Company’s right to defer interest payments pursuant to the provisions set forth below.

Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. The applicable interest rate for each Reset Period will be determined by the Calculation Agent (as defined below), as of the applicable Reset Interest Determination Date, in accordance with following provisions:

As provided above, the applicable interest rate for each Reset Period will be determined by the Calculation Agent, as of the applicable Reset Interest Determination Date. Promptly upon such determination, the Calculation Agent will notify the Company of the interest rate for the Reset Period and the Company will promptly notify, or cause the Calculation Agent to promptly notify, in writing, the Trustee and each Paying Agent of such interest rate. The Calculation Agent’s determination of any interest rate, and its calculation of the amount of interest for any Interest Payment Period beginning on or after the First Reset Date, will be on file at the Company’s principal offices, will be made available to any Holder or beneficial owner of the Notes upon request and will be final and binding in the absence of manifest error.

If an Interest Payment Date, redemption date, or maturity date falls on a day that is not a Business Day, payment will be made on the next succeeding Business Day with the same force and effect as if made on such payment date.

“Business Day” means, unless otherwise expressly stated, any day other than (i) a Saturday or Sunday or (ii) a day on which banks and trust companies in The City of New York are authorized or obligated by law, regulation or executive order to remain closed.

“Calculation Agent” means, at any time, the entity appointed by the Issuer and serving as such agent with respect to the Notes at such time. Unless the Issuer has validly called all of the outstanding Notes for redemption on a redemption date occurring prior to the First Reset Date, the Issuer will appoint a Calculation Agent for the Notes prior to the Reset Interest Determination Date immediately preceding the First Reset Date; provided that, if the Issuer has called all of the outstanding Notes for redemption on a redemption date occurring prior to the First Reset Date but the Issuer does not redeem all of the outstanding Notes on such redemption date, the Issuer will appoint a Calculation Agent for the Notes as promptly as practicable after such proposed redemption date. The Issuer may terminate any such appointment and may appoint a successor Calculation Agent at any time and from time to time (so long as there shall always be a Calculation Agent in respect of the Notes when so required). The Issuer may appoint the Company or an affiliate of the Company as calculation agent.

“Five-year U.S. Treasury Rate” means, as of any Reset Interest Determination Date, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the arithmetic mean of the yields to maturity for U.S. Treasury securities adjusted to constant maturity with a maturity of five years from the next Reset Date and trading in the public securities markets, for the five consecutive Business Days immediately prior to the respective Reset Interest Determination Date as published (or, if fewer than five consecutive Business Days are so published on the applicable Reset Interest Determination Date, for such number of Business Days published) in the most recent H.15, or (ii) if there is no such published U.S. Treasury security with a maturity of five years from the next Reset Date and trading in the public securities markets, then the rate will be determined by interpolation between the arithmetic mean of the yields to maturity for each of the two series of U.S. Treasury securities adjusted to constant maturity trading in the public securities markets, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Interest Determination Date, and (B) the other maturing as close as possible to, but later than, the Reset Date following the next succeeding Reset Interest Determination Date, in each case for the five consecutive Business Days immediately prior to the respective Reset Interest Determination Date as published in the most recent H.15. If the Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described in clause (i) or (ii) above, then the Five-year U.S. Treasury Rate will be the same interest rate determined for the prior Reset Interest Determination Date or, if the Five-year U.S. Treasury Rate cannot be so determined as of the Reset Interest Determination Date preceding the First Reset Date, then the interest rate applicable for the Reset Period beginning on and including the First Reset Date will be deemed to be 6.850% per annum, which is the same interest rate as in effect from and including the Original Issue Date to but excluding the First Reset Date.

“H.15” means the statistical release designated as such, or any successor publication, published by the Board of Governors of the U.S. Federal Reserve System (or any successor thereto).

“Interest Payment Period” means the semi-annual period from and including an Interest Payment Date to but excluding the next succeeding Interest Payment Date, except for the first Interest Payment Period which shall be the period from and including the Original Issue Date to but excluding October 1, 2026.

“most recent H.15” means the H.15 published closest in time but prior to the close of business on the second Business Day prior to the applicable Reset Date.

“redemption date” when used with respect to any Notes to be redeemed, means the date fixed for such redemption pursuant to the Second Supplemental Indenture.

“Reset Date” means the First Reset Date and October of every fifth year after 2031.

“Reset Interest Determination Date” means, in respect of any Reset Period, the day falling two Business Days prior to the first day of such Reset Period.

“Reset Period” means the period from and including the First Reset Date to but excluding the next following Reset Date and thereafter each period from and including a Reset Date to but excluding the next following Reset Date, or the maturity date or date of redemption or repayment, as the case may be.

Payment of the principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Issuer maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Issuer (i) by check mailed to the address of the Person entitled thereto as such address shall appear on the Security Register or (ii) by wire transfer to an account maintained in the United States or Canada by the payee. Notwithstanding the foregoing, payments of principal, premium, if any, and interest on a global Security registered in the name of a Depositary or its nominee will be made by wire transfer of immediately available funds. Principal paid in relation to any Security of this series at Stated Maturity shall be paid to the Holder of such Security only upon presentation and surrender of such Security to such office or agency referred to above.

As provided for in the Indenture, the Issuer may from time to time without notice to, or the consent of, the Holders of the Securities, create and issue additional Securities of this series under the Indenture, equal in rank to the Outstanding Securities of this series in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the new Securities of this series or except for the first payment of interest following the issue date of the new Securities of this series) so that the new Securities of this series shall be consolidated and form a single series with the Outstanding Securities of this series and have the same terms as to status, redemption or otherwise as the Outstanding Securities of this series; provided that, if the additional Securities of this series are not fungible with the Outstanding Securities of this series for U.S. federal income tax purposes, the additional Securities shall have a separate CUSIP and/or ISIN number.

The Issuer shall pay to the Holder of this Security such Additional Amounts and other amounts as may be payable under Section 10.05 of the Original Indenture. Whenever in this Security there is mentioned, in any context, the payment of principal (or premium, if any), interest or any other amount payable under or with respect to this Security, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Optional Interest Deferral. So long as no Event of Default with respect to the Notes has occurred and is continuing, the Issuer may, at its option, defer interest payments on the Notes, from time to time, for one or more deferral periods of up to 20 consecutive semi-annual Interest Payment Periods (each period, commencing on the date that the first such interest payment would otherwise have been made, an “Optional Deferral Period”), except that no such Optional Deferral Period may extend beyond the final maturity date of the Notes or end on a day other than the day immediately preceding an Interest Payment Date. During any Optional Deferral Period, interest on the Notes will continue to accrue at the then-applicable interest rate on the Notes (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the Notes). In addition, during any Optional Deferral Period, interest on the deferred interest (“compound interest”) will accrue at the then-applicable interest rate on the Notes (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the Notes), compounded semi-annually, to the extent permitted by applicable law. No interest will be due or payable on the Notes during an Optional Deferral Period, except upon a redemption of any Notes on any redemption date during such Optional Deferral Period (in which case all accrued and unpaid interest (including, to the extent permitted by applicable law, any compound interest) on the Notes to be redeemed to but excluding such redemption date will be due and payable on such redemption date), or unless the principal of and interest on the Notes shall have been declared due and payable as the result of an Event of Default with respect to the Notes (in which case all accrued and unpaid interest, including, to the extent permitted by applicable law, any compound interest, on the Notes shall become due and payable). All references in the Notes and, insofar as it relates to the Notes, the Indenture, to “interest” on the Notes shall be deemed to include any such deferred interest and, to the extent permitted by applicable law, any compound interest, unless otherwise expressly stated or the context otherwise requires.

Before the end of any Optional Deferral Period that is shorter than 20 consecutive semi-annual Interest Payment Periods, the Issuer may elect, at its option, to extend such Optional Deferral Period, so long as the entire Optional Deferral Period does not exceed 20 consecutive semi-annual Interest Payment Periods or extend beyond the final maturity date of the Notes. The Company may also elect, at its option, to shorten the length of any Optional Deferral Period. No Optional Deferral Period (including as extended or shortened) may end on a day other than the day immediately preceding an Interest Payment Date. At the end of any Optional Deferral Period, if all amounts then due on the Notes, including all accrued and unpaid interest thereon (including, without limitation and to the extent permitted by applicable law, any compound interest), are paid, the Issuer may elect to begin a new Optional Deferral Period; provided, however, that, without limitation of the foregoing, the Issuer may not begin a new Optional Deferral Period unless the Issuer has paid all accrued and unpaid interest on the Notes (including, without limitation and to the extent permitted by applicable law, any compound interest) from any previous Optional Deferral Periods. During any Optional Deferral Period, the Issuer will not do any of the following:

(i) declare or pay any dividends or distributions on any Capital Stock of the Issuer or the Company;

(ii) redeem, purchase, acquire or make a liquidation payment with respect to any Capital Stock of the Issuer or the Company;

(iii) pay any principal, interest or premium on, or repay, repurchase or redeem, any indebtedness of the Issuer or the Guarantors that ranks equally with or junior to the Notes or the Guarantees in right of payment; or

(iv) make any payments with respect to any guarantees by the Issuer or the Guarantors of any indebtedness if such guarantees rank equally with or junior to the Notes or the Guarantees in right of payment;

provided; however, during an Optional Deferral Period, the Issuer and the Guarantors may (a) declare and pay dividends or distributions payable solely in shares of the Company’s or the Issuer’s Capital Stock (together, for the avoidance of doubt, with cash in lieu of any fractional share) or options, warrants or rights to subscribe for or purchase shares of the Company’s or the Issuer’s Capital Stock, (b) declare and pay any dividend in connection with the implementation of a plan (a “Rights Plan”) providing for the issuance by the Company or the Issuer to all holders of the Company’s or the Issuer’s Capital Stock of rights entitling them to subscribe for or purchase Capital Stock or any class or series of the Company’s or the Issuer’s preferred stock, which rights (1) are deemed to be transferred with such Capital Stock, (2) are not exercisable until the occurrence of a specified event or events and (3) are also issued in respect of future issuances of the Company’s or the Issuer’s Capital Stock, (c) issue any of shares of the Company’s or the Issuer’s Capital Stock under any Rights Plan or redeem or repurchase any rights distributed pursuant to a Rights Plan, (d) reclassify the Company’s or the Issuer’s Capital Stock or exchange or convert one class or series of the Company’s or the Issuer’s Capital Stock for another class or series of the Company’s or the Issuer’s Capital Stock, (e) purchase fractional interests in shares of the Company’s or the Issuer’s Capital Stock pursuant to the conversion or exchange provisions of such Capital Stock or the security being converted or exchanged, (f) purchase, acquire or withhold shares of the Company’s or the Issuer’s Capital Stock related to the issuance of the Company’s or the Issuer’s Capital Stock or rights under any dividend reinvestment plan or related to any of the Company’s or the Issuer’s benefit plans for the Company’s or the Issuer’s directors, officers, employees, consultants or advisors, including any employment contract, and (g) for the avoidance of doubt, convert convertible Capital Stock of the Company or the Issuer into other Capital Stock of the Company or the Issuer in accordance with the terms of such convertible Capital Stock (together, for the avoidance of doubt, with cash in lieu of any fractional share).

The Issuer will give the Holders of the Notes and the Trustee notice of its election of, or any shortening or extension of, an Optional Deferral Period at least 10 Business Days prior to the earlier of (1) the next succeeding Interest Payment Date or (2) the date upon which the Issuer is required to give notice to any applicable self-regulatory organization or to Holders of the Notes of the next succeeding Interest Payment Date or the record date therefor. The record date for the payment of deferred interest and, to the extent permitted by applicable law, any compound interest payable on the Interest Payment Date immediately following the last day of an Optional Deferral Period will be the Regular Record Date with respect to such Interest Payment Date.

“Capital Stock” means (i) in the case of a corporation or a company, corporate stock or shares; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (iv) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

The indebtedness represented by the Notes and the Guarantees and the payment of the principal of and any premium or interest on each and all of the Notes of such series is subordinate in right of payment to the prior payment in full of all Senior Indebtedness (as defined below), to the extent set forth in the Indenture. Senior Indebtedness shall continue to be Senior Indebtedness with respect to the Notes irrespective of any amendment, modification or waiver of any term of the Notes or extension or renewal of the Notes (other than any such amendment, modification or waiver that makes the Notes subordinated or equal in right of payment to the Notes).

“Senior Indebtedness” means, with respect to the Notes and the Guarantees, (i) indebtedness of the Issuer or the Guarantors, whether outstanding at the date of the indenture or incurred, created or assumed after such date, (a) in respect of money borrowed by the Issuer or the Guarantors (including any financial derivative, hedging or futures contract or similar instrument, to the extent any such item is primarily a financing transaction) and (b) evidenced by debentures, bonds, notes, credit or loan agreements or other similar instruments or agreements issued or entered into by the Issuer or the Guarantors; (ii) all finance lease obligations of the Issuer or the Guarantors; (iii) all obligations of the Issuer or the Guarantors issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Issuer or the Guarantors and all obligations of the Issuer or the Guarantors under any title retention agreement (but excluding, for the avoidance of doubt, trade accounts payable arising in the ordinary course of business and long-term purchase obligations); (iv) all obligations of the Issuer or the Guarantors for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction; and (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons for the payment of which the Issuer or the Guarantors are responsible or liable as obligor, guarantor or otherwise, except for any obligations, instruments or agreements of the type referred to in any of clauses (i) through (v) above that, by the terms of the instruments or agreements creating or evidencing the same or pursuant to which the same is outstanding, are subordinated or equal in right of payment to each of the Notes and the Guarantees.

The Issuer may redeem some or all of the Notes, at its option, in whole or in part (i) on any day in the period commencing on the date falling 90 days prior to the First Reset Date and ending on and including the First Reset Date and (ii) after the First Reset Date, on any interest payment date, at a redemption price in cash equal to 100% of the principal amount of the Notes being redeemed, plus, (subject to the provisions set forth in the Indenture regarding the payment of installments of interest on the Notes that are due and payable on any Interest Payment Date falling on or prior to a redemption date), accrued and unpaid interest on the Notes to be redeemed to but excluding the redemption date.

The Issuer may at its option redeem the Notes, in whole but not in part, at any time following the occurrence and during the continuance of a Tax Event (as defined below) at a redemption price in cash equal to 100% of the principal amount of the Notes, plus, (subject to the provisions set forth in the Indenture regarding the payment of installments of interest on the Notes that are due and payable on any Interest Payment Date falling on or prior to a redemption date), accrued and unpaid interest on the Notes to but excluding the redemption date.

“Tax Event” means that the Issuer has received an opinion of counsel experienced in such matters to the effect that, as a result of:

(i)

any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States, Canada or any of their political subdivisions or taxing authorities, or any regulations under those laws or treaties, including an announced prospective change becoming effective (for certainty, including the proposed amendments to the Income Tax Act (Canada) released by the Department of Finance (Canada) on January 29, 2026);

(ii)

an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation;

(iii)

any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or

(iv)

a threatened challenge asserted in writing in connection with a tax audit of the Issuer or any of its affiliates or subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, which amendment, clarification or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known after March 17, 2026, there is more than an insubstantial risk that (i) interest payable by the Issuer on the Notes is not deductible, or within 90 days would not be deductible, in whole or in part, by the Issuer or the Issuer’s regarded parent for U.S. federal income tax purposes (or a member of the U.S. consolidated group of which the Issuer (or the Issuer’s regarded parent) is a member) for U.S. federal income tax purposes, or (ii) that the Issuer, EUSHI or the Company, as the case may be, becoming obligated to pay, on the next succeeding date on which interest is due, Additional Amounts with respect to the Notes and, in any such case, in the business judgment of the Issuer, EUSHI or the Company, as the case may be, determines that such obligation cannot be avoided by the use of reasonable measures available to the Issuer, EUSHI or the Company, as the case may be.The Issuer may at its option redeem the Notes, in whole but not in part, at any time following the occurrence and during the continuance of a Rating Agency Event (as defined below) at a redemption price in cash equal to 102% of the principal amount of the Notes, plus, (subject to the provisions set forth in the Indenture regarding the payment of installments of interest on the Notes that are due and payable on any Interest Payment Date falling on or prior to a redemption date), accrued and unpaid interest on the Notes to but excluding the redemption date.

“Rating Agency Event” means, as of any date, a change, clarification or amendment in the methodology published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor provision thereto), that then publishes a rating for the Issuer (together with any successor thereto, a “rating agency”) in assigning equity credit to securities such as the Notes, (a) as such methodology was in effect on March 17, 2026, in the case of any rating agency that published a rating for the Issuer as of March 17, 2026, or (b) as such methodology was in effect on the date such rating agency first published a rating for the Issuer, in the case of any rating agency that first publishes a rating for the Issuer after March 17, 2026 (in the case of either clause (a) or (b), the “current methodology”), that results in (i) any shortening of the length of time for which a particular level of equity credit pertaining to the Notes by such rating agency would have been in effect had the current methodology not been changed or (ii) a lower equity credit (including up to a lesser amount) being assigned by such rating agency to the Notes as of the date of such change, clarification or amendment than the equity credit that would have been assigned to the Notes by such rating agency had the current methodology not been changed.

Notice of Redemption. Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed in accordance with Section 1.06 of the Indenture. In the case of a partial redemption, selection of the Notes for redemption will be made by lot or by such other customary method prescribed by the Depositary. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder of the original Note upon surrender for cancellation of the original Note. For so long as the Notes are held by the Depositary (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the Depositary, which may be on a pro rata pass-through distribution of principal basis. Unless the Issuer defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

If, at the time a notice of redemption is given, (i) the Issuer has not effected satisfaction and discharge of the Notes pursuant to Article Four of the Indenture and (ii) such notice of redemption is not being given in connection with or in order to effect satisfaction and discharge of the Notes, then, if the notice of redemption so provides and at the Issuer’s option, the redemption may be subject to the condition that the Trustee shall have received, on or before the applicable redemption date, monies in an amount sufficient to pay the redemption price and accrued and unpaid interest on the Notes called for redemption to but excluding the redemption date. If monies in such amount are not received by the Trustee on or before such redemption date, such notice of redemption shall be automatically canceled and of no force or effect, such proposed redemption shall be automatically canceled and the Issuer shall not be required to redeem the Notes called for redemption on such redemption date. In the event that a redemption is canceled, the Issuer will, not later than the business day immediately following the proposed redemption date, deliver, or cause to be delivered, notice of such cancellation to the Holders of the Notes called for redemption (which notice will also indicate that any Notes or portions thereof surrendered for redemption shall be returned to the applicable Holders), and the Issuer will direct the Trustee to, and the Trustee will, promptly return any Notes or portions thereof that have been surrendered for redemption to the applicable Holders

If an Event of Default shall occur and be continuing, the principal of all the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Securities do not have the benefit of sinking fund obligations.

Sections 14.02 and 14.03 of the Original Indenture shall be applicable to the Securities of this series, upon compliance by the Original Indenture with certain conditions set forth therein, which provisions apply to this Security.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the rights of the Holders under the Indenture at any time by the Issuer and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding affected by such amendment or modification. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities at the time Outstanding, on behalf of the Holders of all the Securities, to waive compliance by the Issuer with certain provisions of the Indenture and also contains provisions permitting the Holders of a majority in aggregate principal amount of the Outstanding Securities with respect to which a Default shall have occurred and shall be continuing, on behalf of the Holders of all Outstanding Securities, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by or on behalf of the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Security.

Initially, the Trustee will act as Paying Agent and Security Registrar. The Issuer may appoint and change any Paying Agent or Security Registrar without notice to the Holders. The Issuer or any of the Issuer’s subsidiaries may act as Paying Agent or Security Registrar.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any, on) and interest on this Security at the times, place, and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable on the Security Register of the Issuer, upon surrender of this Security for registration of transfer at the office or agency of the Issuer maintained for such purpose in the Borough of Manhattan, The City of New York duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $2,000 and any integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any registration of transfer or exchange of Securities of this series, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to the time of due presentment of this Security for registration of transfer, the Issuer, the Trustee, and any agent of the Issuer or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security is overdue, and neither the Issuer, the Trustee, the Securities Administrator nor any agent shall be affected by notice to the contrary.

If at any time, (i) the Depositary for the Securities of this series notifies the Issuer that it is unwilling or unable or no longer qualified to continue as Depositary for the Securities of this series or if at any time the Depositary for the Securities of this series shall no longer be a clearing agency registered or in good standing under the Exchange Act, and a successor Depositary is not appointed by the Issuer within 90 days after the Issuer receives such notice or becomes aware of such condition, as the case may be, (ii) the Issuer determines that the Securities of this series shall no longer be represented by a global Security or Securities or (iii) any Event of Default shall have occurred and be continuing with respect to the Securities of this series, then in such event the Issuer will execute and Trustee will authenticate and deliver Securities of this series in definitive registered form, in authorized denominations, and in an aggregate principal amount equal to the principal amount of this Security in exchange for this Security. Such Securities of this series in definitive registered form shall be registered in such names and issued in such authorized denominations as the Depository, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee. The Trustee shall deliver such Securities of this series to the Persons in whose names such Securities of this series are so registered.

The Indenture and this Security shall be governed by and construed in accordance with the laws of the State of New York.

All references herein to “dollars” or “$” means a dollar or other equivalent unit in such coin or currency of the United States of America as at the time should be legal tender for the payment of public and private debts, and all terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

GUARANTEE

OF

EMERA INCORPORATED

and

EMERA US HOLDINGS INC.

The obligations of each Guarantor to the Holders of the Securities of this series and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article Fifteen of the Original Indenture, and reference is hereby made to such Article and Indenture for the precise terms of the Guarantee.

This Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication of such Security of this series, upon which this notation of the Guarantee is endorsed, shall have been manually executed by the Trustee under such Indenture.

All terms used in this Guarantee which are defined in such Indenture shall have the meanings assigned to them in such Indenture.

This Guarantee shall be governed by and construed in accordance with the laws of the State of New York.

Executed and dated the date on the face hereof.

EMERA INCORPORATED

By:	/s/ Jared B. Green
Name: Jared B. Green
Title:Chief Financial Officer

By:	/s/ Brian C. Curry
Name: Brian C. Curry
Title: Corporate Secretary

EMERA US HOLDINGS INC.

By:	/s/ Jared B. Green
Name: Jared B. Green
Title: Chief Financial Officer

By:	/s/ Brian C. Curry
Name: Brian C. Curry
Title: Secretary

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL SECURITY**

The following increases or decreases in the principal amount of this Global Security have been made:

Date of Transaction	Amount of Decrease in Principal Amount of Global Security	Amount of Increase in Principal Amount of Global Security	Principal Amount of Global Security Following Such Decrease (or Increase)	Signature of Authorized Signatory or Trustee

**	This Schedule should be included only if the Security is a Global Security.